Exhibit 99.1

CHARTER ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

Stamford, CT. – Aug. 31, 2026 – Charter Communications (NASDAQ: CHTR) today announced that Jessica Fischer will step down from her current position as the Company’s Chief Financial Officer on October 15, to relocate for another professional opportunity. The Company will begin a comprehensive search for her replacement immediately.

Charter also named Kevin Howard, currently Executive Vice President and Chief Accounting Officer & Controller, to the position of interim Chief Financial Officer effective October 15. Mr. Howard will continue to work closely with Ms. Fischer to support ongoing financial operations and ensure a seamless leadership transition.

“I first met Jessica more than 15 years ago and actively recruited her to join our team at Charter,” said Chris Winfrey, President & CEO, Charter Communications. “Since joining Charter nearly 10 years ago, and becoming our CFO in 2021, she has been a key part of our executive team. I am very proud of our work together and grateful for her many contributions in making Spectrum the leading broadband and video company in the country.”

“It has been a privilege to be part of Charter’s growth over the past decade,” said Ms. Fischer. “I have learned so much from Chris and this team and am grateful for the opportunity and trust they placed in me to lead Charter’s financial operation.”

Mr. Howard brings over two decades of financial leadership to his role as Charter’s Executive Vice President and Chief Accounting Officer & Controller, overseeing accounting, tax, financial reporting, and ERP operations. He has led the financial integration of a number of Charter’s major transactions, including the acquisitions of Bresnan, Time Warner Cable, Bright House Networks and Cox Communications. He previously served as Charter’s interim CFO in 2010.

Charter has not changed any of its previously provided financial outlook or financial policy.

About Charter

Charter Communications, Inc. (NASDAQ: CHTR) is the leading broadband and video company in the nation and the fastest growing mobile provider in its footprint, with services available to more than 70 million homes and small to large businesses across 45 states through its Spectrum brand. Founded in 1993, Charter has evolved from providing cable TV to streaming, and from high-speed Internet to a converged broadband, WiFi and mobile experience. Over the Spectrum Fiber Broadband Network and supported by our 100% U.S.-based employees, the Company offers Seamless Connectivity and Entertainment with Spectrum Internet®, Mobile, TV and Voice products.

More information can be found at corporate.charter.com.

Media Contact:
Cameron Blanchard, cameron.blanchard@spectrum.com

Investor Relations:
Stefan Anninger, stefan.annigner@charter.com